Exhibit 5

February 28, 2003

Board of Directors

Texas Instruments Incorporated

13500 North Central Expressway

Dallas, Texas 75265

Re:	Texas Instruments Incorporated Registration Statement (Form S-8)

Gentlemen:

This opinion of counsel is given in connection with a Registration Statement (Form S-8) being filed by you with the Securities and Exchange Commission relating to 20,000,000 shares of common stock of Texas Instruments Incorporated (“TI”) to be issued pursuant to awards granted under the Texas Instruments 2002 Employees Stock Purchase Plan (the “Plan”).

As Senior Vice President, Secretary and General Counsel of TI, I am familiar with all corporate action taken or expected to be taken with respect to the Plan and the common stock expected to be issued thereunder.

I am pleased to advise that the 20,000,000 shares of common stock of TI, when issued and delivered in accordance with the terms of the Plan and applicable Delaware General Corporation Law, will be duly authorized, validly issued, fully paid and nonassessable.

I hereby consent to the use of this opinion as an exhibit to the above-referenced Registration Statement.

Sincerely,

/s/ JOSEPH F. HUBACH
Joseph F. Hubach